TAG-ALONG RIGHTS AGREEMENT

This Agreement is made and entered into this 27th day of December, 2006, by and among MICHAEL SILVA, HARRY L. PETERSON, AND MICHAEL BERRETT (individually a “Director” together the “Directors”), DENTAL PATIENT CARE AMERICA, INC., a Utah corporation (the “Corporation”) and HEARTLAND DENTAL CARE, INC., a Delaware corporation (“Heartland”).

WHEREAS, each of the Directors is the beneficial owner of shares of common stock of the Corporation (“Shares”) and is a director of the Corporation; and

WHEREAS, Heartland is about to make a subordinated loan to the Corporation and its subsidiaries in an amount up to $1,250,000 (“Loan”) and in connection therewith will be issued by the Corporation a common stock purchase warrant (“Warrant”) that will entitle Heartland to acquire upon exercise in full Shares that when issued will represent up to 10% of the total issued and outstanding Shares of the Corporation: and

WHEREAS, to best align the interest of Heartland with the interest of the Directors, as an inducement to the initial funding of the Loan, the Directors have agreed to allow Heartland to participate pro rata in any transaction in which beneficial ownership of Shares held by the Directors are to be transferred or sold.

NOW, THEREFORE¸ to induce Heartland to make the Loan and for other good and valuable consideration, the receipt and sufficiency is hereby acknowledged, the parties agree as follows:

1.     If the Directors, or any one or more of them, shall desire to sell or transfer any Shares in a The Sale Transaction for good and valid consideration to any bona fide, unaffiliated third party (“The Sale Transaction”), then such Director shall give at least thirty (30) days’ advance written notice thereof to Heartland setting forth the price, number of shares, terms and conditions of the Sale Transaction as well as an indication of the maximum number of Shares that Heartland may sell in the Sale Transaction under the terms of this Agreement (a “Tag-Along Notice”). If the consideration for such Shares is other than cash, the Tag-Along Notice shall describe the consideration, the method of valuing the Shares and the equivalent per Share cash value attributed to the Shares.

2.            Heartland may elect to participate in the Sale Transaction as an additional selling or transferring party, at the same price per Share and on identical terms and conditions as the selling Director(s), by delivering a written notice thereof (a “Tag-Along Election Notice”) to the Director having issued the Tag Along Notice within fourteen (14) days after the delivery of such Tag-Along Notice. A Tag-Along Election Notice shall specify the number of Shares which Heartland wishes to sell or transfer in the Sale Transaction, provided that the number of Shares which Heartland may elect to sell or transfer in the Sale Transaction (“Maximum Tag-Along Shares”) shall be less than or equal to (a) the aggregate number of Shares which the Directors proposed to sell or transfer in the Sale Transaction, multiplied by (b) a fraction, the numerator of which is the number of Shares beneficially owned by Heartland, and the denominator of which is

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the aggregate number of Shares owned beneficially by Heartland and the Directors (and their affiliates) as a group. If the proposed purchaser does not commit to buy all of the Shares to be sold hereunder by Heartland as well as the Shares to be sold thereunder by the Directors, then the aggregate number of Shares to be sold or transferred by the Directors shall be reduced, so that the aggregate number of Shares to be sold or transferred to such proposed purchaser by Heartland and the Directors shall remain equal to the aggregate number of Shares which the Director(s) originally proposed to sell or transfer in the Sale Transaction.

3.          Heartland shall effect its participation in the Sale Transaction by delivering to the transferring Director, no later than three (3) days before the proposed closing date of the Sale Transaction one or more stock certificates, properly endorsed for transfer to the prospective purchaser, representing the number of Shares that Heartland has elected to include in the Sale Transaction. Heartland recognizes that it will be incumbent upon Heartland to exercise the Warrant, if and to the extent necessary, a sufficient period of time before the proposed closing date of the bona fide the Sale to obtain Shares to be sold in the Sale Transaction.

4.          If the terms of the Warrant shall limit the number of Shares that Heartland may acquire for resale in the Sale Transaction (other than as a consequence of the cashless exercise provision therein), and subsequent to the closing of the Sale Transaction, Heartland acquires additional Shares by exercise of the Warrant, Heartland shall have the right and option to sell to the Director effecting the Sale Transaction, and such Director shall thereupon purchase from Heartland, at the price per share indicated in the Tag Along Notice, the difference between the Maximum Tag-Along Shares and the number of Shares sold by Heartland in the Sale Transaction. In order for Heartland to exercise the option granted in this Paragraph 4, Heartland must deliver written notice of exercise to the Director effecting the Sale Transaction within 14 days after Heartland shall have vested n the right to acquire the additional Shares under the terms of the Warrant. Closing on the purchase and sale of Shares under this Paragraph 4 shall occur at the office of the Corporation at 10:00 a.m., ten (10) days following delivery of the notice from Heartland hereunder or at such other time, place and date as Heartland and such Director may agree.

5.          Heartland acknowledges that the terms and conditions of any the sale pursuant to Paragraph 2 of this Agreement will be governed by a written purchase and sale agreement with the proposed purchaser which shall contain customary terms and provisions for such a transaction. Heartland agrees to enter into such an agreement as a condition precedent to any Sale Transaction.

6.          Each stock certificate Heartland delivers to the selling Director will be transferred to the proposed purchaser against payment therefor in consummation of the Sale Transaction and the selling Director shall concurrently therewith remit or direct payment to Heartland the portion of the sales proceeds to which Heartland is entitled by reason of its participation in the Sale Transaction .

.               7.          If any Sale Transaction is not consummated within sixty (60) days after receipt of the Tag- Along Election Notice by the selling Director, said Director may not sell any of his Shares unless he or she first complies in full with the Tag-Along Notice requirements of this

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Agreement. The exercise or election not to exercise any right by Heartland hereunder shall not adversely affect its right to participate in any other the sale of Shares under this Agreement.

8.          Any proposed transfer or sale of Shares by a Director not made in compliance with the requirements of this Agreement shall be null and void ab initio, shall not be recorded on the books of the Company or of its transfer agent, and shall not be recognized by the Company.

9.          Each party hereto acknowledges and agrees that any breach of this Agreement would result in substantial harm to the other parties hereto for which monetary damages alone could not adequately compensate. Therefore, the parties hereto unconditionally and irrevocably agree that any non-breaching party hereto shall be entitled to seek protective orders, injunctive relief and other remedies available at law or in equity (including, without limitation, seeking specific performance or the rescission of purchases, sale s and other transfers of Shares not made in strict compliance with this Agreement).

10.        This Agreement shall be effective as of the date hereof and shall continue in full force and effect until the first to occur of the sale or transfer by Heartland of the Warrant and/or all of the Shares issuable upon exercise of the Warrant, or the date on which Heartland may sell all of the Shares issuable upon exercise of the Warrant either under an effective registration statement under the Securities Act of 1933, as amended, or within a 90 day period under Rule 144 promulgated under the Securities Act of 1933, as amended.

11.        This Agreement shall be personal to the parties hereto and neither this Agreement nor the rights and obligations herein shall be transferred or assigned to another person without the prior written consent of Heartland. Notwithstanding anything in the forgoing to the contrary, this Agreement shall be binding upon and enforceable against any affiliate or family member of a party hereto to whom Shares are transferred in a transaction that does not constitute a Sale Transaction hereunder.

12.        The Company shall, and shall cause its transfer agent make appropriate notation of the existence and requirements of this Agreement in the stock register of the Company.

13.        Except as otherwise provided herein, whenever it is provided herein that any notice or other communication shall or may be given to or served upon any of the parties by another, or whenever any of the parties desires to give or serve upon another any communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and shall be delivered in person (by personal delivery, delivery service or overnight courier service) with receipt acknowledged, or telecopied and confirmed immediately in writing by a copy mailed by registered or certified mail, return receipt requested, postage prepaid, addressed as hereafter set forth, or mailed by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

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(a) If to Heartland at:	Heartland Dental Care, Inc. 1200 Network Centre Suite 2 Effingham, Illinois 62401 Attn: John Slack, Executive Vice President and Financial Officer
With a copy to:	DLA Piper US LLP 203 North LaSalle Street Suite 1900 Chicago, Illinois 60601 Attn: Deborah Gersh, Esq.
If to a Director or to the Corporation:	Dental Patient Care America, Inc. 2150 South 1300 East Salt Lake City, Utah 84106 Attn: Michael Silva, Chief Executive Officer and ___________________, a Director
With a copy to:	Blackburn & Stoll, LC 257 East 200 South, Suite 800 Salt Lake City, Utah 84111 Attn: Eric Robinson, Esq.

Any party may change its address for notices to such other address as may be substituted by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party or parties entitled to receive such notice.

Every notice, demand, request, consent, approval, declaration or other communication hereunder shall be deemed to have been duly given or served on the date on which personally delivered, in person, by delivery service or by overnight courier service, with receipt acknowledged, or three (3) Business Days after the same shall have been deposited in the United States mail. Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to the persons designated above to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication.

Heartland’s rights and remedies under this Agreement shall be cumulative and nonexclusive of any other rights and remedies which Heartland may have under the Note or any other agreement, including without limitation, the Loan Documents, by operation of law or otherwise. Recourse to the Collateral shall not be required.

14.          Agreement is a contract under the laws of the State of Illinois and for all purposes shall be construed in accordance with the laws of said State.

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EACH DIRECTOR AND THE CORPORATION HEREBY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT SITTING IN __________ COUNTY, ILLINOIS FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THE NOTE OR THIS AGREEMENT. BORROWER IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH DIRECTOR AND THE CORPORATION HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIM, COUNTERCLAIM, SETOFF, DEMAND, ACTION OR CAUSE OF ACTION ARISING OUT OF OR IN ANY WAY PERTAINING OR RELATING TO THIS NOTE OR TO ANY DEALINGS OF THE DIRECTORS, CORPORATION AND HEARTLAND WITH RESPECT TO THIS AGREEMENT WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. EACH DIRECTOR AND THE CORPORATION AGREES THAT HEARTLAND MAY FILE A COPY OF THIS WAIVER WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED AGREEMENT OF SUCH PERSON IRREVOCABLY TO WAIVE ITS RIGHTS TO TRIAL BY JURY, AND THAT, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ANY SUCH DISPUTE OR CONTROVERSY BETWEEN ANY DIRECTOR, THE CORPORATION AND HEARTLAND SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

EACH DIRECTOR AND THE CORPORATION HEREBY IRREVOCABLY APPOINTS THE SECRETARY OF STATE OF THE STATE OF ILLINOIS AS SUCH PERSON’S AGENT FOR THE PURPOSE OF ACCEPTING THE SERVICE OF ANY PROCESS WITHIN THE STATE OF ILLINOIS.

15.         Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

16.         This Agreement may be executed and delivered in two or more counterparts, each of which shall be deemed an original and together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, this Tag-Along Rights Agreement is made and entered into as of the day and date first above written.

DIRECTORS:	HEARTLAND:
HEARTLAND DENTAL CARE,
INC.
/s/ Michael Silva	By: /s/________________________
Michael Silva	Its:________________________

/s/ Harry L. Peterson

Harry L. Peterson

/s/ Michael Berrett

Michael Berrett

CORPORATION:
DENTAL PATIENT CARE AMERICA, INC.

By: /s/____________________________
Its:____________________________

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